FORM 10f-3
                                THE BLACKROCK FUNDS

                          Record of Securities Purchased
                     Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  Managed Account Series:
High Income Portfolio (BATS-HINC), BlackRock High
Income Fund (BR-HIINC), BlackRock High Yield Bond
Portfolio (BR-HIYLD), BlackRock High Income Portfolio
(Ins - Series) (BVA-HI), BlackRock High Income V.I.
Fund (Ins - Var Ser) (BVA-HY), MIST BlackRock High
Yield Portfolio (MIST-HY)

2.	Issuer:    AES Corporation ( Cusip: 00130HBF1)

3.	Date of Purchase:  10/09/07

4.	Underwriter from whom purchased:  Deutsche Bank
Securities Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

6.	Aggregate principal amount of purchased (out of total
offering):  $26,700,000 out of $1,500,000,000
7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering): $55,000,000 out of $1,500,000,000.

8.	Purchase price (net of fees and expenses):  $100

9.	Date offering commenced:  10/09/07

10.	Offering price at end of first day on which any sales
were made:

11.	Have the following conditions been satisfied:  Yes  or  No

a.	The securities are part of an issue registered
      under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible
      Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of government securities. YES

b.	The securities were purchased prior to the
	end of the first day on which any sales
	were made, at a price that was not more
	than the price paid by each other
	purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated. YES

c.	The underwriting was a firm commitment
	underwriting.  YES

d.	The commission, spread or profit was
	reasonable and fair in relation to that
	being received by others for underwriting similar securities during the same period. YES

e.	In respect of any securities other than
	Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
	(including the operations of predecessors). YES


f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? YES


Approved: 	Mitchell Garfin  		Date:   11/2/07